EXHIBIT 23.3

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

February 23, 2012

Range Resources Corporation

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

Ladies and Gentlemen:

We hereby consent to incorporation by reference in this Form S-3 Registration Statement of Range Resources Corporation and in the related Prospectus (collectively, the “Registration Statement”) of the Range Resources Annual Report on Form 10-K for the year ended December 31, 2011, which uses the name DeGolyer and MacNaughton and refers to DeGolyer and MacNaughton and incorporates information contained in our letter as of December 31, 2011, on the net proved crude oil, condensate, natural gas liquids, and natural gas reserves owned by Range Resources Corporation dated February 3, 2012, under the heading “Items 1 and 2 — Business and Properties — Proved Reserves” provided, however, that we are necessarily unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants. We further consent to the use of our name in the “Reserve Engineers” section of the Registration Statement.

Submitted,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716